SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
April 8, 2008 (April 1, 2008)
Date of Report (Date of earliest event reported)
RED LION HOTELS CORPORATION
(Exact Name of Registrant as Specified in Charter)

Washington	001-13957	91-1032187
(State or Other Jurisdiction	(Commission file number)	(I.R.S. Employer
of Incorporation)		Identification No.)
201 W. North River Drive
Suite 100
Spokane, Washington 99201
(Address of Principal Executive Offices, Zip Code)
(509) 459-6100
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) Effective April 1, 2008, Red Lion Hotels Corporation (the “Company”) appointed George H. Schweitzer, age 52, to the position of Senior Vice President, Hotel Operations.
Mr. Schweitzer will earn an annual base salary of $210,000, and upon his appointment received a grant of 4,621 restricted stock units under the Company’s 2006 Stock Incentive Plan (the “Plan”). The restricted stock units vest in four equal installments on each anniversary of the grant date, beginning on April 1, 2009. Mr. Schweitzer was also granted an option to purchase 45,000 shares of Company common stock under the Plan at an exercise price of $8.80 per share. The option will also vest in four equal installments on each anniversary of the grant date, beginning on April 1, 2009. Mr. Schweitzer will be eligible to participate in the Company’s Executive Officers Variable Pay Plan dated effective January 1, 2005 and any successor or replacement bonus plans as may be adopted by the Committee from time to time for senior executives of the Company.
The Company is currently in negotiations with Mr. Schweitzer to finalize an executive employment agreement that will set forth the remaining terms of his employment with the Company.
Prior to joining the Company, Mr. Schweitzer served as Partner and Executive Vice President of Business Development at Unifocus, a leading global provider of business intelligence applications and performance technology for the hospitality industry, since August 2006. Mr. Schweitzer previously founded and was President and CEO of LaborSage, Inc., a software and management consulting company focused on labor scheduling solutions for the hospitality industry, from 2001 to 2006, when it was acquired by Unifocus. Before entering the hospitality software industry, Mr. Schweitzer served as President & COO of VenQuest Hotel Group in Irvine, CA. Prior to VenQuest, Mr. Schweitzer held the position of Vice President Operations for Sunstone Hotels and Regional Vice President for Doubletree Hotels. Mr. Schweitzer has worked for over 30 years in the hospitality industry, including nearly 20 years at Red Lion, where he served in various positions, including Vice President — Operations, Regional Vice President, and General Manager of various Red Lion hotels.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RED LION HOTELS CORPORATION
Dated: April 8, 2008	By:	/s/ Thomas L. McKeirnan
Thomas L. McKeirnan
Senior Vice President, General Counsel and Secretary